Exhibit 99.1

DuPont Reports Second Quarter 2023 Results

Second Quarter 2023 Highlights

•Net Sales of $3.1 billion decreased 7%; organic sales decreased 4% versus year-ago period
•GAAP Income from continuing operations of $269 million; operating EBITDA of $738 million
•GAAP EPS from continuing operations of $0.55; adjusted EPS of $0.85
•Cash provided by operating activities from continuing operations of $400 million; adjusted free cash flow of $277 million

WILMINGTON, Del., Aug. 2, 2023 - DuPont (NYSE: DD) announced its financial results(1) for the second quarter ended June 30, 2023.

“We delivered second quarter revenue and operating EBITDA results ahead of our expectations with sequential revenue and earnings growth as well as margin improvement,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “From an end-market view, we saw continued strength during the quarter in industrial end-markets where we continue to capitalize on strong customer relationships and a rich product portfolio. Our results continue to be impacted by the ongoing softness in consumer-driven businesses primarily within electronics, however, we did see sequential sales improvement in our Interconnect Solutions business during the second quarter.”

“In addition to driving solid execution, we continue to advance our strategic priorities,” Breen continued. “Yesterday we announced completion of the acquisition of Spectrum which aligns with our strategy of delivering innovative solutions to attractive end-markets with long-term secular growth trends. The business combination adds to our existing medical-related offerings and increases our revenue to high-growth healthcare markets to approximately 10 percent of our portfolio. Additionally, we are nearing completion of the $3.25 billion accelerated share repurchase transaction launched last November and we intend to complete our remaining share repurchase authorization through a new $2 billion ASR executed shortly thereafter.”

Second Quarter 2023 Results(1)

Dollars in millions, unless noted	2Q’23	2Q’22	Change vs. 2Q’22	Organic Sales (2) vs. 2Q’22
Net sales	$3,094	$3,322	(7)%	(4)%
GAAP Income from continuing operations	$269	$365	(26)%
Operating EBITDA(2)	$738	$829	(11)%
Operating EBITDA(2) margin %	23.9%	25.0%	(110)bps
GAAP EPS from continuing operations	$0.55	$0.71	(23)%
Adjusted EPS(2)	$0.85	$0.88	(3)%
Cash provided by operating activities – cont. ops	$400	$167	140%
Adjusted free cash flow(2)	$277	$46	502%

Net sales
•Net sales decreased 7% as organic sales(2) declined 4%, along with currency headwinds of 1% and unfavorable portfolio impact of 2%.
•Organic sales(2) decline of 4% consisted of a 6% decrease in volume partially offset by a 2% increase in price.
◦Lower volume resulted from decreased consumer electronics spending and channel inventory destocking, along with softness in construction end-markets, partially offset by continued strength in areas such as water, auto and in industrial end-markets such as aerospace and healthcare.
(1) Results and cash flows are presented on a continuing operations basis. See page 5 for further information, including the basis of presentation included in this release.
(2) Adjusted EPS, operating EBITDA, organic sales and adjusted free cash flow are non-GAAP measures and only reflect continuing operations. See pages 6-7 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 12.
(3) Adjusted EPS outlook on page 3 reflects expectations for continuing operations only and assumes that by year-end 2023, the Company initiates a new $2 billion accelerated share purchase transaction utilizing its remaining repurchase authority under its $5 billion share buyback program announced on November 8, 2022.

◦Price increase reflects the carryover impact of actions taken in 2022 to offset broad-based cost inflation.
•1% organic sales(2) growth in Water & Protection; 12% organic sales(2) declines in Electronics & Industrial; 9% organic sales(2) growth in the retained businesses reported in Corporate.
•4% organic sales(2) growth in EMEA, 3% organic sales(2) decline in U.S. & Canada and 8% organic sales(2) decline in Asia Pacific.

GAAP Income/GAAP EPS from continuing operations
•GAAP income/GAAP EPS from continuing operations decreased as lower segment earnings and the absence of a gain on divestiture in the prior year more than offset lower net interest expense and the impact of a lower share count related to the $3.25 billion accelerated share repurchase transaction.

Operating EBITDA(2)
•Operating EBITDA(2) decreased as volume declines and the impact of reduced production rates to better align inventory with demand were partially offset by net pricing benefits.

Adjusted EPS(2)
•Adjusted EPS(2) decreased as lower segment earnings and foreign exchange losses more than offset lower net interest expense and the impact of a lower share count.

Cash provided by operating activities from continuing operations
•Cash provided by operating activities from continuing operations in the quarter of $400 million and capital expenditures of $123 million resulted in adjusted free cash flow(2) of $277 million.

Second Quarter 2023 Segment Highlights

Electronics & Industrial

Dollars in millions, unless noted	2Q’23	2Q’22	Change vs. 2Q’22	Organic Sales(2) vs. 2Q’22
Net sales	$1,312	$1,527	(14)%	(12)%
Operating EBITDA	$349	$480	(27)%
Operating EBITDA margin %	26.6%	31.4%	(480) bps

Net sales
•Net sales decreased 14% as organic sales(2) declined 12%, along with currency headwinds of 1% and unfavorable portfolio impact of 1%.
•Organic sales(2) decline of 12% reflects a decrease in volume.
◦Semiconductor Technologies volume down 19% resulting from reduced semiconductor fab utilization rates due to weaker end-market demand and channel inventory destocking.
◦Interconnect Solutions volume down 15% due to decreased consumer electronics spending and channel inventory destocking. However, reported sales increased 7% sequentially in the second quarter.
◦Industrial Solutions volume down 2% as ongoing strength in broad-based industrial markets was more than offset by lower demand in consumer-driven displays and advanced printing applications.

Operating EBITDA
•Operating EBITDA decreased due primarily to volume declines and reduced production rates to better align inventory with demand.

Water & Protection

Dollars in millions, unless noted	2Q’23	2Q’22	Change vs. 2Q’22	Organic Sales(2) vs. 2Q’22
Net sales	$1,494	$1,497	—%	1%
Operating EBITDA	$368	$348	6%
Operating EBITDA margin %	24.6%	23.2%	140 bps

Net sales
•Net sales were flat as organic sales(2) growth of 1% was offset by a 1% currency headwind.
•Organic sales(2) growth of 1% reflects a 5% increase in price resulting from the carryover impact of broad-based actions taken in 2022 in response to cost inflation, mostly offset by a 4% decrease in volume driven by declines in Shelter Solutions.
◦Water Solutions sales up mid-teens on an organic(2) basis on continued strong demand for water technologies, along with carryover pricing.
◦Safety Solutions sales up mid-single digits on an organic(2) basis on carryover pricing and volume strength in aerospace, automotive and healthcare end-markets.
◦Shelter Solutions sales down 12% on an organic(2) basis driven by continued demand softness in construction markets, including channel inventory destocking, slightly offset by carryover pricing.

Operating EBITDA
•Operating EBITDA increased as net pricing benefits and disciplined cost control were partially offset by lower volumes.

Outlook(3)

Dollars in millions, unless noted	3Q’23E	Full Year 2023E
Net sales	~$3,150	$12,450 - $12,550
Operating EBITDA(2)	~$755	$2,975 - $3,025
Adjusted EPS(2)(3)	~$0.84	$3.40 - $3.50

“As we look at the current demand environment, we continue to expect fairly steady demand in most of our industrial-based end-markets within the E&I and W&P segments, although we expect sales moderation in our Water Solutions business due to slower demand in China,” said Lori Koch, Chief Financial Officer of DuPont. “Within electronics markets, we saw sequential sales improvement in our Interconnect Solutions business during the second quarter with mid-single digit sequential sales lift expected in the third quarter. In Semiconductor Technologies, we assume sales in the second half of 2023 will improve slightly after setting an expected bottom in the second quarter. Our third quarter and revised 2023 full year guidance reflects these assumptions, as well as the estimated contribution from Spectrum beginning August 1.”

Conference Call
The Company will host a live webcast of its second quarter earnings conference call with investors to discuss its results and business outlook beginning today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact: DuPont Investors: Chris Mecray chris.mecray@dupont.com +1 302-295-5860	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
Beginning in the second quarter of 2023, the Company has segregated the cash flows from discontinued operations from the cash flows from continuing operations in accordance with ASC 230, Statement of Cash Flows. The interim Consolidated Statements of Cash Flows have been recast for all periods to reflect the change in presentation.

On November 1, 2022, DuPont completed the divestiture, previously announced on February 18, 2022, of the majority of the historical Mobility & Materials segment, including the Engineering Polymers business line and select product lines within the Advanced Solutions and Performance Resins business lines (the “M&M Divestiture”), to Celanese Corporation (“Celanese”). The Company also announced on February 18, 2022, that its Board of Directors has approved the divestiture of the Delrin® acetal homopolymer (H-POM) business. In addition to the entry into definitive agreements, the Company anticipates that the closing of the sale of Delrin® would be subject to regulatory approvals and other customary closing conditions, (the “Delrin® Divestiture” and together with the M&M Divestiture, the "M&M Divestitures”).

The financial position of DuPont as of June 30, 2023 and December 31, 2022 presents the assets and liabilities of the Delrin® Divestiture as discontinued operations. The results of operations for the three and six months ended June 30, 2023 present the financial results of the Delrin® Divestiture as discontinued operations. In the comparative periods, the results of operations for both the M&M Divestiture and the Delrin® Divestiture are presented as discontinued operations. For the six months ended June 30, 2023, the interim Consolidated Statements of Cash Flows present the cash flows of the Delrin® Divestiture as discontinued operations. The interim Consolidated Statements of Cash Flows for the six months ended June 30, 2022, present the cash flows from the M&M Divestitures as discontinued operations. Unless otherwise indicated, the discussion of results, including the financial measures further discussed below, refer only to DuPont's Continuing Operations and do not include discussion of balances or activity of the M&M Divestitures.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the possibility that the Company may fail to realize the anticipated benefits of the $5 billion share repurchase program announced on November 8, 2022 and that the program may be suspended, discontinued or not completed prior to its termination on June 30, 2024; (ii) risks and uncertainties related to the settlement agreement concerning PFAS liabilities reached June 2023 with plaintiff water utilities by Chemours, Corteva, EIDP and DuPont, including timing of court approval and the level of opt-outs from the settlement (iii) risks and costs related to each of the parties respective performance under and the impact of the arrangement to share future eligible PFAS costs by and between DuPont, Corteva and Chemours, including the outcome of any pending or future litigation related to PFAS or PFOA, including personal injury claims and natural resource damages claims; the extent and cost of ongoing remediation obligations and potential future remediation obligations; changes in laws and regulations applicable to PFAS chemicals; (iv) ability to achieve anticipated tax treatments in connection with mergers, acquisitions, divestitures and other portfolio changes actions and impact of changes in relevant tax and other laws; (v) indemnification of certain legacy liabilities; (vi) failure to timely close on anticipated terms (or at all), realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with mergers, acquisitions, divestitures and other portfolio changes; (vii) risks and uncertainties, including increased costs and the ability to obtain raw materials and meet customer needs, related to operational and supply chain impacts or disruptions, which may result from, among other events, pandemics and responsive actions; timing and recovery from demand declines in consumer-facing markets, including in China; and geo-political and weather related events; (viii) ability to offset increases in cost of inputs, including raw materials, energy and logistics; (ix) risks from continuing or expanding trade disputes or restrictions, including on exports to China of U.S.-regulated products and technology impacting the semiconductor business; (x) risks, including ability to achieve, and costs associated with DuPont’s sustainability strategy including the actual conduct of the company’s activities and results thereof, and the development, implementation, achievement or continuation of any goal, program, policy or initiative discussed or expected; and (xi) other risks to DuPont's business, operations; each as further discussed in DuPont’s most recent annual report and subsequent current and periodic reports filed with the U.S. Securities and Exchange Commission. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

This communication includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 12 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this communication are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Indirect costs, such as those related to corporate and shared service functions previously allocated to the M&M Divestitures, do not meet the criteria for discontinued operations and remain reported within continuing operations. A portion of these indirect costs include costs related to activities the Company is performing post-closing of the M&M Divestiture or will perform post-close of the Delrin Divestiture and for which it is/will be reimbursed (“Future Reimbursable Indirect Costs”). Future Reimbursable Indirect Costs are reported within continuing operations but are excluded from operating EBITDA as defined below. The remaining portion of these indirect costs is not subject to future reimbursement (“Stranded Costs”). Stranded Costs are reported within continuing operations in Corporate & Other and are included within Operating EBITDA.

Adjusted EPS is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits / costs and Future Reimbursable Indirect Costs. Management estimates amortization expense in 2023 associated with intangibles to be about $605 million on a pre-tax basis, or approximately $1.00 per share.

The Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Operating EBITDA Margin is defined as Operating EBITDA divided by Net Sales.

Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

Adjusted free cash flow is defined as cash provided by/used for operating activities from continuing operations less capital expenditures and excluding the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity. As a result, adjusted free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities from continuing operations. Management believes adjusted free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process.

Beginning in the second quarter of 2023, the Company has segregated the cash flows from discontinued operations from the cash flows from continuing operations in accordance with ASC 230, Statement of Cash Flows. In connection with this change, the Company updated the definition of adjusted free cash flow to include only activities from continuing operations. The Company believes that excluding cash flows from discontinued operations provides the Company’s investors with better visibility into the underlying businesses cash generation for ongoing businesses. Adjusted free cash flows has been recast for all periods to reflect the change in definition.

Previously, in connection with its earnings release for the third quarter of 2022, the Company updated the definition of adjusted free cash flow to exclude the impact of cash inflows/outflows that are of a certain magnitude, unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity. The change was driven by the estimated tax payments associated with the M&M Divestiture which meet the magnitude criterion, were unusual in nature and infrequent in occurrence and were not related to the Company’s ordinary course of business or underlying business liquidity. The Company believes that excluding items of this nature provides the Company’s investors with better understanding of and enables them to compare our underlying business liquidity from period to period. Similar adjustments to the 2021 measures of adjusted free cash flow were not necessary. Following the change to adjusted free cash flow from continuing operations, noted above, adjustments to exclude the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity will be adjusted to the extent they relate to continuing operations. Management notes that for the three and six month periods ended June 30, 2023 and 2022, respectively, there were no exclusions for items that are unusual in nature and/or infrequent in occurrence.

Adjusted free cash flow conversion is defined as adjusted free cash flow from continuing operations divided by net income from continuing operations adjusted to exclude the after-tax impact of noncash impairment charges, gains or losses on divestitures and amortization expense of intangibles.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$3,094	$3,322	$6,112	$6,596
Cost of sales	2,030	2,149	4,013	4,259
Research and development expenses	125	141	252	284
Selling, general and administrative expenses	358	385	698	774
Amortization of intangibles	146	148	293	301
Restructuring and asset related charges - net	17	—	31	101
Acquisition, integration and separation costs	6	13	6	21
Equity in earnings of nonconsolidated affiliates	14	20	29	46
Sundry income (expense) - net	28	94	57	97
Interest expense	98	122	193	242
Income from continuing operations before income taxes	356	478	712	757
Provision for income taxes on continuing operations	87	113	170	160
Income from continuing operations, net of tax	269	365	542	597
(Loss) income from discontinued operations, net of tax	(386)	430	(394)	706
Net (loss) income	(117)	795	148	1,303
Net income attributable to noncontrolling interests	14	8	22	28
Net (loss) income available for DuPont common stockholders	$(131)	$787	$126	$1,275

Per common share data:
Earnings per common share from continuing operations - basic	$0.56	$0.71	$1.13	$1.12
(Loss) earnings per common share from discontinued operations - basic	(0.84)	0.85	(0.86)	1.38
(Loss) earnings per common share - basic	$(0.29)	$1.56	$0.27	$2.51
Earnings per common share from continuing operations - diluted	$0.55	$0.71	$1.13	$1.12
(Loss) earnings per common share from discontinued operations - diluted	(0.84)	0.85	(0.86)	1.38
(Loss) earnings per common share - diluted	$(0.28)	$1.55	$0.27	$2.50

Weighted-average common shares outstanding - basic	459.2	505.4	459.0	508.7
Weighted-average common shares outstanding - diluted	460.3	506.3	460.2	510.2

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$4,885	$3,662
Marketable securities	—	1,302
Restricted cash and cash equivalents	111	7
Accounts and notes receivable - net	2,315	2,518
Inventories	2,341	2,329
Prepaid and other current assets	160	161
Assets of discontinued operations	1,315	1,291
Total current assets	11,127	11,270
Property, plant and equipment - net of accumulated depreciation (June 30, 2023 - $4,663; December 31, 2022 - $4,448)	5,701	5,731
Other Assets
Goodwill	16,643	16,663
Other intangible assets	5,190	5,495
Restricted cash and cash equivalents - noncurrent	—	103
Investments and noncurrent receivables	757	733
Deferred income tax assets	112	109
Deferred charges and other assets	1,267	1,251
Total other assets	23,969	24,354
Total Assets	$40,797	$41,355
Liabilities and Equity
Current Liabilities
Short-term borrowings	$300	$300
Accounts payable	1,768	2,103
Income taxes payable	135	233
Accrued and other current liabilities	1,401	951
Liabilities of discontinued operations	135	146
Total current liabilities	3,739	3,733
Long-Term Debt	7,775	7,774
Other Noncurrent Liabilities
Deferred income tax liabilities	1,028	1,158
Pension and other post-employment benefits - noncurrent	529	522
Other noncurrent obligations	1,173	1,151
Total other noncurrent liabilities	2,730	2,831
Total Liabilities	14,244	14,338
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2023: 459,026,579 shares; 2022: 458,124,262 shares)	5	5
Additional paid-in capital	47,946	48,420
Accumulated deficit	(20,938)	(21,065)
Accumulated other comprehensive loss	(890)	(791)
Total DuPont stockholders' equity	26,123	26,569
Noncontrolling interests	430	448
Total equity	26,553	27,017
Total Liabilities and Equity	$40,797	$41,355

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Six Months Ended June 30,
	2023	2022
Operating Activities
Net income	$148	$1,303
(Loss) income from discontinued operations	(394)	706
Net income from continuing operations	542	597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	559	578
Credit for deferred income tax and other tax related items	(25)	(59)
Earnings of nonconsolidated affiliates in excess of dividends received	(21)	(10)
Net periodic benefit costs	15	2
Periodic benefit plan contributions	(35)	(34)
Net gain on sales of assets, businesses and investments	(8)	(69)
Restructuring and asset related charges - net	31	101
Other net loss	70	19
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	86	(178)
Inventories	(35)	(287)
Accounts payable	(125)	96
Other assets and liabilities, net	(249)	(270)
Cash provided by operating activities - continuing operations	805	486
Investing Activities
Capital expenditures	(355)	(347)
Proceeds from sales of property and businesses, net of cash divested	—	300
Purchases of investments	(32)	(15)
Proceeds from sales and maturities of investments	1,334	—
Other investing activities, net	4	11
Cash provided by (used for) investing activities - continuing operations	951	(51)
Financing Activities
Changes in short-term borrowings	—	511
Purchases of common stock	—	(875)
Proceeds from issuance of Company stock	12	83
Employee taxes paid for share-based payment arrangements	(24)	(23)
Distributions to noncontrolling interests	(34)	(15)
Dividends paid to stockholders	(330)	(335)
Other financing activities, net	(1)	(4)
Cash used for financing activities - continuing operations	(377)	(658)
Cash Flows from Discontinued Operations
Cash used for operations - discontinued operations	(107)	(191)
Cash used for investing activities - discontinued operations	(19)	(39)
Cash used for financing activities - discontinued operations	—	(16)
Cash used in discontinued operations	(126)	(246)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(29)	(78)
Increase (decrease) in cash, cash equivalents and restricted cash	1,224	(547)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	3,772	2,037
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	39
Cash, cash equivalents and restricted cash at beginning of period	3,772	2,076
Cash, cash equivalents and restricted cash from continuing operations, end of period	4,996	1,500
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	29
Cash, cash equivalents and restricted cash at end of period	$4,996	$1,529

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Electronics & Industrial	$1,312	$1,527	$2,608	$3,063
Water & Protection	1,494	1,497	2,943	2,926
Corporate & Other [1]	288	298	561	607
Total	$3,094	$3,322	$6,112	$6,596
U.S. & Canada	$1,045	$1,095	$2,068	$2,144
EMEA [2]	585	565	1,167	1,142
Asia Pacific[3]	1,350	1,553	2,643	3,098
Latin America	114	109	234	212
Total	$3,094	$3,322	$6,112	$6,596

Net Sales Variance by Segment and Geographic Region	Three Months Ended June 30, 2023
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	(12)%	(12)%	(1)%	(1)%	(14)%
Water & Protection	5	(4)	1	(1)	—	—
Corporate & Other [1]	—	9	9	(1)	(11)	(3)
Total	2%	(6)%	(4)%	(1)%	(2)%	(7)%
U.S. & Canada	4%	(7)%	(3)%	—%	(2)%	(5)%
EMEA[2]	4	—	4	—	—	4
Asia Pacific [3]	1	(9)	(8)	(3)	(2)	(13)
Latin America	1	3	4	1	—	5
Total	2%	(6)%	(4)%	(1)%	(2)%	(7)%

Net Sales Variance by Segment and Geographic Region	Six Months Ended June 30, 2023
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	1%	(13)%	(12)%	(2)%	(1)%	(15)%
Water & Protection	6	(3)	3	(2)	—	1
Corporate & Other [1]	3	4	7	(2)	(13)	(8)
Total	3%	(7)%	(4)%	(2)%	(1)%	(7)%
U.S. & Canada	5%	(6)%	(1)%	(1)%	(2)%	(4)%
EMEA[2]	5	—	5	(2)	(1)	2
Asia Pacific [3]	2	(12)	(10)	(3)	(2)	(15)
Latin America	2	8	10	—	—	10
Total	3%	(7)%	(4)%	(2)%	(1)%	(7)%
1.Corporate & Other includes activities of the Retained Businesses and the previously divested Biomaterials.
2.Europe, Middle East and Africa.
3.Net sales attributed to China, for the three months ended June 30, 2023 and 2022 were $581 million and $724 million, respectively, while for the six months ended months ended June 30, 2023 and 2022 net sales attributed to China were $1,106 million and $1,431 million respectively.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Electronics & Industrial	$349	$480	$711	$956
Water & Protection	368	348	712	689
Corporate & Other [1]	21	1	29	2
Total	$738	$829	$1,452	$1,647
1. Corporate & Other includes activities of the Retained Businesses and the previously divested Biomaterials.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Electronics & Industrial	$3	$9	$8	$19
Water & Protection	11	8	21	22
Corporate & Other [1]	—	3	—	5
Total equity earnings included in operating EBITDA (GAAP)	$14	$20	$29	$46
1. Corporate & Other includes activities of the Retained Businesses and other previously divested businesses including Biomaterials.

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Income from continuing operations, net of tax (GAAP)	$269	$365	$542	$597
+ Provision for income taxes on continuing operations	87	113	170	160
Income from continuing operations before income taxes	$356	$478	$712	$757
+ Depreciation and amortization	282	281	559	578
'- Interest income [1]	52	2	98	3
+ Interest expense	98	120	193	238
'- Non-operating pension/OPEB benefit (costs) credits [1]	(2)	6	(4)	13
'- Foreign exchange (losses) gains, net [1]	(28)	9	(48)	4
+ Future reimbursable indirect costs	2	15	4	31
- Significant items (charge) benefit	(22)	48	(30)	(63)
Operating EBITDA (non-GAAP)	$738	$829	$1,452	$1,647
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities - continuing operations" to Adjusted Free Cash Flow [1]	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Cash provided by operating activities (GAAP) [2] - continuing operations	$400	$167	$805	$486
Capital expenditures	(123)	(121)	(355)	(347)
Adjusted free cash flow (non-GAAP)	$277	$46	$450	$139
1.Adjusted Free Cash Flow is calculated on a continuing operations basis for all periods presented. Refer to the definitions of Non-GAAP metrics on pages 6-7 for additional information.
2.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities - continuing operations" for the six month periods noted.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended June 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$356	$255	$0.55
Less: Significant items
Acquisition, integration & separation costs [4]	(6)	(5)	(0.01)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(17)	(13)	(0.03)	Restructuring and asset related charges - net
Gain on divestiture [6]	1	1	—	Sundry income (expense) - net
Income tax related item	—	(1)	—	Provision for income taxes on continuing operations
Total significant items	$(22)	$(18)	$(0.04)
Less: Amortization of intangibles	(146)	(114)	(0.26)	Amortization of intangibles
Less: Non-op pension / OPEB benefit costs	(2)	(2)	—	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(2)	(2)	—	Selling, general and administrative expenses
Adjusted results (non-GAAP)	$528	$391	$0.85

Significant Items Impacting Results for the Three Months Ended June 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$478	$357	$0.71
Less: Significant items
Acquisition, integration and separation costs [7]	(13)	(11)	(0.02)	Acquisition, integration and separation costs
Gain on divestiture [8]	63	57	0.11	Sundry income (expense) - net
Terminated Intended Rogers Acquisition financing fees [9]	(2)	(2)	—	Interest expense
Income tax related item	—	(11)	(0.02)	Provision for income taxes on continuing operations
Total significant items	$48	$33	$0.07
Less: Amortization of intangibles	(148)	(115)	(0.23)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	6	5	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(15)	(12)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$587	$446	$0.88
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to the Spectrum acquisition.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects post-closing adjustments related to previously divested businesses.
7.Acquisition, integration and separation costs related the sale of the Biomaterials business unit and the Terminated Intended Rogers Acquisition.
8.Reflects the gains on sale of the Biomaterials business unit within Corporate & Other and the sale of land use right within the Water & Protection segment.
9.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Terminated Intended Rogers Acquisition.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended June 30, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$712	$520	$1.13
Less: Significant items
Acquisition, integration and separation costs [4]	(6)	(5)	(0.01)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(31)	(24)	(0.05)	Restructuring and asset related charges - net
Gain on divestiture [6]	7	6	0.01	Sundry income (expense) - net
Income tax items	—	(1)	—	Provision for income taxes on continuing operations
Total significant items	$(30)	$(24)	$(0.05)
Less: Amortization of intangibles	(293)	(229)	(0.49)	Amortization of intangibles
Less: Non-op pension / OPEB benefit costs	(4)	(3)	(0.01)	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(4)	(3)	(0.01)	Selling, general and administrative expenses
Adjusted results (non-GAAP)	$1,043	$779	$1.69

Significant Items Impacting Results for the Six Months Ended June 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$757	$571	$1.12
Less: Significant items
Acquisition, integration and separation costs [7]	(21)	(17)	(0.03)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(7)	(5)	(0.01)	Restructuring and asset related charges - net
Asset impairment charges [8]	(94)	(65)	(0.12)	Restructuring and asset related charges - net
Gain on divestiture [9]	63	57	0.11	Sundry income (expense) - net
Terminated Intended Rogers Acquisition financing fees [10]	(4)	(3)	(0.01)	Interest expense
Income tax related item	—	(14)	(0.03)	Provision for income taxes on continuing operations
Total significant items	$(63)	$(47)	$(0.09)
Less: Amortization of intangibles	(301)	(234)	(0.46)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	13	10	0.02	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(31)	(24)	(0.05)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$1,139	$866	$1.70
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to Spectrum Acquisition.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects post-closing adjustments related to previously divested businesses.
7.Acquisition, integration and separation costs related to strategic initiatives including the sale of the Biomaterials business unit and the Terminated Intended Rogers Acquisition.
8.Reflects a pre-tax impairment charge related to an equity method investment.
9.Reflects the gains on sale of the Biomaterials business unit within Corporate & Other and the sale of land use right within the Water & Protection segment.
10.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into in preparation for the Terminated Intended Rogers Acquisition.